BBVA Banco Francés S.A.

 Reconquista 199

 (C1003ABB) Buenos Aires

 Republic of Argentina

April 27, 2016

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that BBVA Banco Francés S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which was filed with the U.S. Securities and Exchange Commission on April 27, 2016. This disclosure can be found on page 112 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

BBVA BANCO FRANCÉS, S.A.
By:	/s/ Ignacio Sanz y Arcelus
Name:	Ignacio Sanz y Arcelus
Title:	Chief Financial Officer